Exhibit 99.1

Globus Medical Reports First Quarter 2016 Results

AUDUBON, PA, May 3, 2016: Globus Medical, Inc. (NYSE:GMED), a leading musculoskeletal implant manufacturer, today announced its financial results for the first quarter ended March 31, 2016.

•	Worldwide sales increased 5.8% as reported to $139.3 million, or 6.2% on a constant currency basis

•	First quarter net income increased 13.6% to $28.0 million

•	Fully diluted earnings per share (EPS) increased 13.2% to $0.29

•	Non-GAAP Adjusted EBITDA was 38.2% of sales

•	Company reiterates 2016 guidance for sales of $583 million and EPS of $1.20

David Paul, Chairman and CEO said, “First quarter sales were $139.3 million, a year-over-year increase of roughly 6%. The Globus team continued to take market share while maintaining industry leading profitability, with quarterly EPS of $0.29, which was 13.2% higher than the same quarter last year. Our non-GAAP Adjusted EBITDA for the quarter was 38.2% of sales, compared to 35.2% in the first quarter of 2015, marking the eighth consecutive year of mid-thirties EBITDA margin. During the first quarter, we also launched 6 new products and made further progress integrating our two most recent acquisitions. We remain confident in our long term growth prospects and our ability to sustain our industry leading profitability by the continued execution of our strategy of introducing innovative products, expanding our U.S. and international sales footprint, and controlling our expenses.”

First quarter sales in the U.S. grew by 6.3% over the first quarter of 2015. International sales increased by 0.7% over the first quarter of 2015 on an as reported basis and 5.3% on a constant currency basis.

First quarter net income was $28.0 million, an increase of 13.6% over the same period last year. Fully diluted EPS for the first quarter was $0.29, as compared to $0.26 for the first quarter 2015.

The company generated non-GAAP free cash flow of $30.0 million in the first quarter. Cash, cash equivalents and marketable securities ended the quarter at $377.1 million. The company remains debt free.

2016 Annual Guidance
The company today reiterated guidance for full year 2016 sales of approximately $583 million and earnings per share of approximately $1.20.

Conference Call Information
Globus Medical will hold a teleconference to discuss its 2016 first quarter results with the investment community at 5:30 p.m. Eastern Time today. Globus invites all interested parties to join the call by dialing:

1-855-533-7141     United States Participants
1-720-545-0060     International Participants
There is no pass code for the teleconference.

For interested parties who do not wish to ask questions, the teleconference will be webcast live and may be accessed through a link on the Globus Medical website at investors.globusmedical.com.

If you are unable to participate during the live teleconference, the call will be archived until Tuesday, May 17, 2016. The audio archive can be accessed by calling 1-855-859-2056 in the U.S. or 1-404-537-3406 from outside the U.S. The passcode for the audio replay is 9354-8448.

About Globus Medical, Inc.
Globus Medical, Inc. is a leading musculoskeletal implant company based in Audubon, PA. The company was founded in 2003 by an experienced team of professionals with a shared vision to create products that enable surgeons to promote healing in patients with musculoskeletal disorders.

Non-GAAP Financial Measures
To supplement our financial statements prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), management uses certain non-GAAP financial measures. For example, Adjusted EBITDA, which represents net income before interest income, net and other non-operating expenses, provision for income taxes, depreciation and amortization, stock-based compensation, changes in the fair value of contingent consideration in connection with business acquisitions and other acquisition related costs, and provisions for litigation, is useful as an additional measure of operating performance, and particularly as a measure of comparative operating performance from period to period, as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance, and it removes the effect of our capital structure, asset base, income taxes and interest income and expense. Our management also uses Adjusted EBITDA for planning purposes, including the preparation of our annual operating budget and financial projections. In addition, for the periods ended March 31, 2016 and for other comparative periods, we also define the non-GAAP measure of Free Cash Flow as the net cash provided by operating activities, adjusted for the impact of restricted cash, less the cash impact of purchases of property and equipment. We believe that this financial measure provides meaningful information for evaluating our overall financial performance for comparative periods as it facilitates an assessment of funds available to satisfy current and future obligations and fund acquisitions. Furthermore, we define the non-GAAP measure of sales on a constant currency basis as the current and prior period sales translated at the same predetermined exchange rate. We believe that sales on a constant currency basis provides insight to the comparative increase or decrease in period sales, in dollar and percentage terms, excluding the effects of fluctuations in foreign currency exchange rates.

Adjusted EBITDA, Free Cash Flow and sales on a constant currency basis are not calculated in conformity with U.S. GAAP. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial measures prepared in accordance with U.S. GAAP. These measures do not include certain expenses that may be necessary to evaluate our liquidity or operating results. Our definitions of Adjusted EBITDA, Free Cash Flow, and sales on a constant currency basis may differ from that of other companies and therefore may not be comparable.

Safe Harbor Statements
All statements included in this press release other than statements of historical fact are forward-looking statements and may be identified by their use of words such as “believe,” “may,” “might,” “could,” “will,”

“aim,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and other similar terms. These forward-looking statements are based on our current assumptions, expectations and estimates of future events and trends. Forward-looking statements are only predictions and are subject to many risks, uncertainties and other factors that may affect our businesses and operations and could cause actual results to differ materially from those predicted. These risks and uncertainties include, but are not limited to, factors affecting our quarterly results, our ability to manage our growth, our ability to sustain our profitability, demand for our products, our ability to compete successfully (including without limitation our ability to convince surgeons to use our products and our ability to attract and retain sales and other personnel), our ability to rapidly develop and introduce new products, our ability to develop and execute on successful business strategies, our ability to comply with laws and regulations that are or may become applicable to our businesses, our ability to safeguard our intellectual property, our success in defending legal proceedings brought against us, trends in the medical device industry, general economic conditions, and other risks. For a discussion of these and other risks, uncertainties and other factors that could affect our results, you should refer to the disclosure contained in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission, including the sections labeled “Risk Factors” and “Cautionary Note Concerning Forward-Looking Statements,” and in our Forms 10-Q, Forms 8-K and other filings with the Securities and Exchange Commission. These documents are available at www.sec.gov. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for us to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements as a result of new information, events or circumstances or other factors arising or coming to our attention after the date hereof.

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2016	March 31, 2015
Sales	$139,264	$131,604
Cost of goods sold	31,644	32,107
Gross profit	107,620	99,497

Operating expenses:
Research and development	10,199	8,656
Selling, general and administrative	54,570	52,289
Provision for litigation	—	32
Total operating expenses	64,769	60,977

Operating income	42,851	38,520
Other income/(expense), net	760	(347)
Income before income taxes	43,611	38,173
Income tax provision	15,601	13,525

Net income	$28,010	$24,648

Earnings per share:
Basic	$0.29	$0.26
Diluted	$0.29	$0.26
Weighted average shares outstanding:
Basic	95,398	94,788
Diluted	96,293	95,905

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

(In thousands, except par value)	March 31, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$81,275	$60,152
Restricted cash	10,451	26,119
Short-term marketable securities	236,856	220,877
Accounts receivable, net of allowances of $2,563 and $2,513, respectively	75,527	77,681
Inventories	105,147	105,260
Prepaid expenses and other current assets	5,961	7,351
Income taxes receivable	281	8,672
Deferred income taxes	—	38,687
Total current assets	515,498	544,799
Property and equipment, net of accumulated depreciation of $145,642 and $139,144, respectively	115,105	114,743
Long-term marketable securities	58,943	48,762
Intangible assets, net	32,849	33,242
Goodwill	91,964	91,964
Other assets	306	590
Deferred income taxes	25,323	—
Total assets	$839,988	$834,100

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$12,124	$15,971
Accrued expenses	42,190	53,769
Income taxes payable	6,390	763
Business acquisition liabilities, current	11,633	12,188
Total current liabilities	72,337	82,691
Business acquisition liabilities, net of current portion	17,056	21,126
Deferred income taxes	—	13,260
Other liabilities	1,710	1,699
Total liabilities	91,103	118,776
Commitments and contingencies
Equity:
Common stock; $0.001 par value. Authorized 785,000 shares; issued and outstanding 95,498 and 95,320 shares at March 31, 2016 and December 31, 2015, respectively	95	95
Additional paid-in capital	197,875	192,629
Accumulated other comprehensive loss	(1,653)	(1,958)
Retained earnings	552,568	524,558
Total equity	748,885	715,324
Total liabilities and equity	$839,988	$834,100

GLOBUS MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended
(In thousands)	March 31, 2016	March 31, 2015
Cash flows from operating activities:
Net income	$28,010	$24,648
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,676	5,674
Amortization of premium on marketable securities	953	640
Write-down for excess and obsolete inventories	2,225	2,529
Stock-based compensation expense	2,770	2,131
Excess tax benefit related to nonqualified stock options	(510)	(684)
Allowance for doubtful accounts	88	47
Change in deferred income taxes	391	(2,217)
(Increase)/decrease in:
Restricted cash	15,668	—
Accounts receivable	2,201	1,888
Inventories	(2,252)	(7,361)
Prepaid expenses and other assets	1,209	896
Increase/(decrease) in:
Accounts payable	(1,238)	835
Accounts payable to related-party	—	(5,359)
Accrued expenses and other liabilities	(15,661)	(3,904)
Income taxes payable/receivable	14,517	14,907
Net cash provided by operating activities	55,047	34,670

Cash flows from investing activities:
Purchases of marketable securities	(104,208)	(72,874)
Maturities of marketable securities	69,656	64,574
Sales of marketable securities	7,798	19,764
Purchases of property and equipment	(9,366)	(7,228)
Acquisition of businesses, net of cash acquired	—	(48,015)
Net cash used in investing activities	(36,120)	(43,779)

Cash flows from financing activities:
Payment of business acquisition liabilities	(300)	(300)
Proceeds from exercise of stock options	1,895	1,425
Excess tax benefit related to nonqualified stock options	510	684
Net cash provided by financing activities	2,105	1,809

Effect of foreign exchange rate on cash	91	41

Net decrease in cash and cash equivalents	21,123	(7,259)
Cash and cash equivalents, beginning of period	60,152	82,265
Cash and cash equivalents, end of period	$81,275	$75,006

Supplemental disclosures of cash flow information:
Interest paid	1	—
Income taxes paid	$774	$509

Supplemental Financial Information

Sales by Geographic Area:

(Unaudited)	Three Months Ended
(In thousands)	March 31, 2016	March 31, 2015
United States	$127,560	$119,983
International	11,704	11,621
Total sales	$139,264	$131,604

Sales by Product Category:

(Unaudited)	Three Months Ended
(In thousands)	March 31, 2016	March 31, 2015
Innovative Fusion	$70,046	$70,370
Disruptive Technology	69,218	61,234
Total sales	$139,264	$131,604
Liquidity and Capital Resources:

(Unaudited)	March 31, 2016	December 31, 2015
(In thousands)
Cash and cash equivalents	$81,275	$60,152
Short-term marketable securities	236,856	220,877
Long-term marketable securities	58,943	48,762
Total cash, cash equivalents and marketable securities	$377,074	$329,791

Available borrowing capacity under revolving credit facility	50,000	50,000
Working capital	$443,161	$462,108
The following tables reconcile GAAP to Non-GAAP financial measures.
Non-GAAP Adjusted EBITDA Reconciliation Table:

(Unaudited)	Three Months Ended
(In thousands, except percentages)	March 31, 2016	March 31, 2015
Net income	$28,010	$24,648
Interest income, net	(496)	(278)
Provision for income taxes	15,601	13,525
Depreciation and amortization	6,676	5,674
EBITDA	49,791	43,569
Stock-based compensation expense	2,770	2,131
Provision for litigation	—	32
Change in fair value of contingent consideration and other acquisition related costs	674	584
Adjusted EBITDA	$53,235	$46,316
Adjusted EBITDA as a percentage of sales	38.2%	35.2%

Non-GAAP Free Cash Flow Reconciliation Table:

(Unaudited)	Three Months Ended
(In thousands)	March 31, 2016	March 31, 2015
Net cash provided by operating activities	$55,047	$34,670
Adjustment for impact of restricted cash	(15,668)	—
Purchases of property and equipment	(9,366)	(7,228)
Non-GAAP free cash flow	$30,013	$27,442
Non-GAAP Sales on a Constant Currency Basis Comparative Table:

(Unaudited)	Three Months Ended		Percent Change
(In thousands, except percentages)	March 31, 2016	March 31, 2015	Reported	Constant Currency
United States	$127,560	$119,983	6.3%	6.3%
International	11,704	11,621	0.7%	5.3%
Total sales	$139,264	$131,604	5.8%	6.2%

Contact:
Daniel Scavilla
Senior Vice President, Chief Financial Officer
Phone: (610) 930-1800
Email:     investors@globusmedical.com
www.globusmedical.com